Exhibit 99.1

CTI Receives Complete Response Letter from the FDA for Pixantrone NDA; CTI to File for Expanded Access for Patients with Relapsed or Refractory Aggressive Non-Hodgkin’s Lymphoma

Investigational drug could be made available to

patients while studied further prior to approval

Seattle, WA, April 9, 2010 — Cell Therapeutics, Inc. (Nasdaq and MTA:CTIC) (the “Company”) today announced that it had received a Complete Response Letter from the U.S. Food and Drug Administration (the “FDA”) regarding its New Drug Application (“NDA”) for PixuvriTM (pixantrone dimaleate) for relapsed or refractory aggressive non-Hodgkin’s lymphoma (“NHL”). The FDA cited as its primary reason for the action its concerns previously raised at the Oncologic Drugs Advisory Committee (“ODAC”) meeting on March 22, 2010 and recommended the Company conduct an additional trial to demonstrate the safety and effectiveness of its product. Based on the FDA’s ODAC presentation, which provided the Committee and the Company with alternative options to consider to make investigational drugs available to patients if drugs need to be studied further prior to approval, the Company has decided to pursue expanded access program for pixantrone while it conducts an additional study in aggressive NHL.

“On the basis of discussing the PIX 301 clinical trial results with directors of more than 50 of the largest academic and community based lymphoma treatment centers across the U.S., we expect enrollment in a follow-up combination therapy study in a similar population could be rapid and occur predominantly within the U.S.,” noted Jack W. Singer, M.D., Chief Medical Officer of the Company. “We have had preliminary discussions on the subsequent trial design with a leading statistician, and potential lead investigators who believe the study will be positively received by the lymphoma treatment community on the basis of the PIX 301 clinical trial results and the lack of satisfactory alternative therapies for their patients with multiple relapsed aggressive non-Hodgkin’s lymphoma.”

“This is a sad outcome for our patients with relapsed/refractory aggressive NHL,” said Dr. Stanley M. Marks, Director of Clinical Services and Chief Medical Officer for the University of Pittsburgh Cancer Centers (“UPMC”) and Chief of the Division of Hematology/Oncology at UPMC. “I was disappointed that an agency charged with providing treatment hope for patients with life threatening diseases like relapsed/refractory NHL would ignore clinically meaningful improvements in overall response rate and progression-free survival, let alone complete responses, something we all wish for our patients, but with existing treatments rarely achieve.”

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The Company plans to request a meeting with the FDA on both the design of the follow-on study as well as expanded access program for patients who are not participating in the Company’s clinical trial.

Later this month, the Company is scheduled to meet with its clinical expert and the co-rapporteurs as it prepares to submit its Marketing Authorization Application (“MAA”) to the European Medicines Agency (“EMEA”) for review. Based on their feedback and guidance, the Company expects to submit the application in the third quarter of 2010.

About Pixantrone

Pixantrone is a novel aza-anthracenedione that has distinct structural and physio-chemical properties that make its anti-tumor activity unique in this class of agents. Similar to anthracyclines, pixantrone inhibits Topo-isomerase II but unlike anthracyclines—rather than intercalation with DNA—, pixantrone alkylates DNA—forming stable DNA adducts, with particular specificity for CpG rich, hyper-methylated sites. These structural differences resulted in significantly enhanced anti-lymphoma activity compared to doxorubicin in preclinical models.

In addition, the structural motifs on anthracycline-like agents that are responsible for the generation of oxygen free radicals and the formation of toxic drug-metal complexes have also been modified in pixantrone to prevent the binding of iron and perpetuation of superoxide production—both of which are the putative mechanism for anthracycline induced acute cardiotoxicity. These novel pharmacologic differences may allow re-introduction of anthracycline like potency in the treatment of relapsed/refractory aggressive lymphoma without unacceptable rates of cardiotoxicity.

About Non-Hodgkin’s Lymphoma

NHL is caused by the abnormal proliferation of lymphocytes, cells key to the functioning of the immune system. It usually originates in lymph nodes and spreads through the lymphatic system. NHL can be broadly classified into two main forms—aggressive NHL is a rapidly growing form of the disease that moves into advanced stages much faster than indolent NHL, which progresses more slowly. According to the National Cancer Institute’s SEER database, on January 1, 2006 there were approximately 419,533 people in the U.S. living with a history of NHL. The American Cancer Society estimated that 65,980 people would be diagnosed with NHL in 2009 with 19,500 estimated to die from this disease. It is the fifth most common cancer in the United States.

There are many subtypes of NHL, but aggressive NHL is one of the more common types of NHL and accounts for about 60% of cases. Initial therapy for aggressive NHL with anthracycline-based combination therapy cures up to 50 percent of patients. Of the remaining patients, approximately half will respond to second-line treatment, but few are cured and there is no effective therapy for patients relapsing after or refractory to second-line treatment.

About Cell Therapeutics, Inc.

Headquartered in Seattle, the Company is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.CellTherapeutics.com.

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This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results and the trading price of the Company’s securities. Specifically, the risks and uncertainties that could affect the development of pixantrone include risks associated with preclinical and clinical developments in the biopharmaceutical industry in general, and with pixantrone in particular, including, without limitation, the potential failure of pixantrone to prove safe and effective for the treatment of relapsed or refractory, aggressive NHL as determined by the FDA, that the FDA may not accept the Company’s proposed design for the protocol of the Company’s clinical trial and/or may request additional clinical trials, that if the Company conducts an additional clinical trial, it may not demonstrate the safety and effectiveness of pixantrone, that the Company cannot predict or guarantee the pace or geography of enrollment of its clinical trials, that the Company may not be able to pursue an expanded access program for pixantrone, that the FDA may not grant the Company a meeting to discuss the design of the follow-on study or expanded access program, that the Company may not submits its MAA to the EMEA in the third quarter of 2010, the Company’s ability to continue to raise capital as needed to fund its operations, competitive factors, technological developments, costs of developing, producing and selling pixantrone, and the risk factors listed or described from time to time in the Company’s filings with the Securities and Exchange Commission including, without limitation, the Company’s most recent filings on Forms 10-K, 10-Q and 8-K. Except as may be required by law, the Company does not intend to update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

Media Contact: Dan Eramian T: 206.272.4343 C: 206.854.1200 F: 206.272.4434 E: deramian@ctiseattle.com www.celltherapeutics.com/press_room	Investors Contact: Ed Bell T: 206.272.4345 Lindsey Jesch Logan T: 206.272.4347 F: 206.272.4434 E: invest@ctiseattle.com www.celltherapeutics.com/investors

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